Exhibit 5

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX WWW.FOLEY.COM CLIENT/MATTER NUMBER 061300-1534
July 1, 2014

Oshkosh Corporation

2307 Oregon Street

P.O. Box 2566

Oshkosh, WI  54903

Ladies and Gentlemen:

We have acted as counsel to Oshkosh Corporation, a Wisconsin corporation incorporated in June 2014 (the “Company”), the successor registrant to Oshkosh Corporation, a Wisconsin corporation incorporated in January 1930 and the former publicly-traded parent company of the Company (“Predecessor”), in conjunction with the preparation of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the “Amendment”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s adoption of Registration Statement No. 333-181578 (the “Registration Statement” and, after giving effect to the Amendment, the “Amended Registration Statement”) as the successor registrant to Predecessor pursuant to Rule 414 under the Securities Act.

The Amended Registration Statement relates to (i) 9,753,069 shares of the Company’s common stock, $.01 par value per share (“Common Stock”), that may be issued by the Company pursuant to the Oshkosh Corporation 2009 Incentive Stock and Awards Plan, as amended and restated (the “2009 Plan”), and (ii) up to 1,000,000 shares of Common Stock subject to equity awards granted by the Company under the Oshkosh Corporation 1990 Incentive Stock Plan, the Oshkosh Corporation 2004 Incentive Stock and Awards Plan and the Oshkosh Corporation 2009 Incentive Stock and Awards Plan as of May 22, 2012 that may, in accordance with the provisions of the 2009 Plan, become available for the purpose of granting equity awards under the 2009 Plan (collectively, the “Registered Shares”).

In connection with our representation, we have examined:  (a) the 2009 Plan and related documents; (b) the Amended Registration Statement, including the exhibits (including those incorporated by reference) constituting a part of the Amended Registration Statement; (c) the Articles of Incorporation and By-Laws of the Company; (d) the resolutions of the Company’s Board of Directors relating to the adoption of the 2009 Plan and the issuance of Common Stock thereunder; and (e) such other corporate proceedings, documents and records as we have deemed necessary or appropriate to enable us to render this opinion.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that the Registered Shares, if and when issued by the Company pursuant to the terms and conditions of the 2009 Plan and as contemplated by the

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Amended Registration Statement, will be legally issued, fully paid and non-assessable.  With respect to the foregoing opinion, at one time Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposed personal liability upon shareholders for debts owing to employees of the Company for services performed, but not exceeding six months’ service in any one case.  This statutory provision was repealed by 2005 Wisconsin Act 474, which provided that the repeal applies to debts incurred on or after June 14, 2006.

We consent to the use of this opinion as an exhibit to the Amendment.  In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

Foley & Lardner LLP